EXHIBIT 22.1

List of Subsidiary Issuers of Guaranteed Securities

As of March 31, 2021, Corporate Office Properties Trust was the guarantor of the outstanding guaranteed debt securities of its subsidiaries, as listed below:

	Debt Instrument	Issuer
(1)	3.600% Senior Notes due 2023	Corporate Office Properties, L.P.
(1)	5.25% Senior Notes due 2024	Corporate Office Properties, L.P.
	5.000% Senior Notes due 2025	Corporate Office Properties, L.P.
	2.250% Senior Notes due 2026	Corporate Office Properties, L.P.
	2.750% Senior Notes due 2031	Corporate Office Properties, L.P.

(1) These notes were redeemed in full on April 12, 2021 and were no longer outstanding as of the date of this report.